INTERNATIONAL BANCSHARES CORPORATION COMPLETES ACQUISITION OF
NATIONAL BANCSHARES CORPORATION OF TEXAS

                LAREDO, TEXAS, January 3, 2002 - On December 31, 2001, International Bancshares Corporation (NASDAQ: IBOC) completed its acquisition of National Bancshares Corporation of Texas.  The acquisition was consummated by the merger of International Bancshares’ subsidiary NBC Acquisitions Corp. with and into National Bancshares.  This merger was the second step of a previously announced all-cash transaction that was structured as a tender offer followed by a cash merger to acquire all remaining shares of National Bancshares common Stock at the same $24.75 per share price paid in the tender offer.  Additionally, on December 31, 2001, National Bancshares’ one commercial bank, NBC Bank, N.A., was merged with and into International Bancshares’ lead bank, International Bank of Commerce, Laredo, and the three former NBC branches located in Laredo, Texas were transferred to another International Bancshares’ subsidiary, Commerce Bank, in Laredo, Texas.

Mr. Nixon, Chairman and CEO of International Bancshares, commented that the acquisition of NBC Bank, which was headquartered in Eagle Pass, will create a larger presence in Eagle Pass and along the Texas–Mexico border for International Bancshares.  In addition to the Laredo and Eagle Pass locations, International Bank of Commerce is now operating the seven other branches of NBC Bank located in Giddings, Luling, Marble Falls, Rockdale, San Antonio, San Marcos and Taylor, Texas.

The former NBC Bank customers will now be able to take advantage of the 126 IBC banking locations in 40 Texas communities in the central, south and Gulf Coast regions of Texas, as well as the broad scope of IBC banking products and services and the IBC “We Do More” commitment to its customers.

International Bancshares Corporation is a $6.3 billion multi-bank holding company headquartered in Laredo, Texas, with facilities in Houston, San Antonio, McAllen, Brownsville, Corpus Christi, Eagle Pass, Zapata, Port Lavaca, Victoria and many other communities in the central, south and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

For more information, contact:

Dennis E. Nixon

Chairman and CEO

International Bancshares Corporation

(956) 722-7611

Elizabeth Marshall or

Brian Dwyer

KGB Texas, Inc.

(210) 826-8899